Exhibit 10.1

Wilhelmina International, Inc.

April 4, 2016

James McCarthy

229 Chrystie Street #916

New York, NY 10002

Dear Jim,

Wilhelmina International, Inc. (“Wilhelmina”) is pleased to make you the following offer of employment for the salaried, exempt position of Chief Financial Officer of Wilhelmina. This offer letter shall be the employment agreement (the "Agreement") governing the terms of your employment with Wilhelmina and its subsidiaries (collectively, the "Company") and shall become effective on the Starting Date indicated below.

Position:	Chief Financial Officer of Wilhelmina

Duties:	Such duties as the Chief Executive Officer, the Board of Directors or Chairman of Wilhelmina shall from time to time assign to you. You shall report to the Chief Executive Officer of Wilhelmina. At the Company's request, you shall serve Wilhelmina and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation shall not be increased beyond that specified below.

Base Annual

Salary:	$225,000 annual base pay, paid according to the Company’s standard pay practices, subject to all applicable withholdings. The Company currently issues payroll checks semi-monthly, on the 15th and last day of each month.

Starting

Date:	April 22, 2016

Location:	Your primary work location shall be the Company’s New York City offices, which are currently located at 300 Park Avenue South. Your job will also require regular travel to other Company locations.

Exclusivity:

During your employment with the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and (ii) that you shall have no agreements with, or material obligations to, any other individual, partnership, corporation, or legal entity, specifically including any confidentiality, nondisclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this Agreement.

Wilhelmina International, Inc.

Annual Incentive Compensation:

In addition to your Base Annual Salary, you shall be eligible to earn an annual bonus of 30% of your base annual salary based on the achievement of 100% of your bonus targets. The amount of bonus earned is typically based on the achievement of certain financial objectives and personal or strategic goals relative to targets set by the Board of Directors. You may receive an amount of bonus in excess of 30% of your base salary if the Company’s financial objectives and your personal goals are exceeded. The amount of bonus earned each year is subject to the approval of the Board of Directors, which may use its discretion to interpret the Company's achievement of the bonus targets and take into consideration unusual, one-time, or forward-looking factors that affected the Company's historical results or may affect the Company's future prospects. Bonuses are typically not paid until the Company's financial audit is complete, and executives must remain employed by the Company until the bonus payment date to receive a bonus. Your bonus potential for the 2016 year shall be pro-rated for the portion of the year that you are employed by the Company.

Stock Options:

As additional consideration for the duties and responsibilities to be performed, you will be eligible to participate in the Company's 2011 Incentive Plan (the "Option Plan"). Upon your start date with the company, you will be granted 30,000 options to purchase Company stock at a strike price determined on the date of issuance. The terms and conditions associated with these grants, including the vesting schedule, will be detailed in a separate option grant letter and are subject to the Option Plan. You shall be eligible to receive additional option grants in subsequent years subject to the Board’s discretion and approval.

"At Will" Employee:

It is anticipated that you will be a long-term employee of the Company. However, your employment with the Company is for no specified period and constitutes "at-will" employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. Subsequent to the 1st anniversary of your employment, if the Company terminates your employment without cause (for cause to be determined in the sole judgment of Company) it shall pay you 60 days of base salary. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chairman of the Company and approved by the Board of Directors.

Wilhelmina International, Inc.

Employee Benefits:

During the Initial Term and any Extended Term while you are employed by the Company, you will be entitled to receive the same benefits as the Company makes generally available from time to time to the Company's senior executives, as those benefits may be modified, reduced or eliminated from time to time. Vacation, medical and dental insurance, 401(k), and other rights and benefit plans will be available to you as set forth in the Company's standard benefit package and Employee Handbook. Such rights, programs and benefit plans may be revised from time to time at the Company's sole discretion. Your eligibility for the Company benefit plans is effective the first of the month following 60 days of employment. Your annual paid vacation time will be three weeks.

Non-Disclosure of Confidential Information:

You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time thereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean any non-public or proprietary information regarding the Company, its business, and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, talent agreements, arrangements with affiliates, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company's request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepared by you during your employment with the Company.

Ownership of Rights:

You acknowledge and confirm that the Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to the Company and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that the Company hereby acquires the maximum rights permitted to be obtained by the Company in all proprietary rights and information. Any such materials and/or ideas submitted to the Company hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials (including, without limitation, all copyrights and similar protections, renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with the Company, are acting entirely as Company's executive for hire. You agree that you will, at Company's request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this Agreement.

Wilhelmina International, Inc.

Non-Competition:

As consideration for the employment terms and stock option grant provided by the Company, you agree that at any time during your employment and for a period of twelve (12) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, you shall not either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, provide consultative services or otherwise provide services to, own, manage, operate, join, develop, control, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that is engaged in a Competing Business that is not owned by the Company; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly traded corporation not shall alone constitute a violation of this Agreement. A "Competing Business" means any model agency or talent management company that derives more than 30% of its gross revenues from the representation of model talent or celebrities.

Non-Solicitation:

As consideration for the employment terms and stock option grants provided by the Company, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of eighteen (18) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company; (a) directly or indirectly hire or solicit the employment or engagement of, or otherwise aid in the inducement or enticement away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any model, client, franchisee, supplier, customer, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity.

Wilhelmina International, Inc.

Acknowledgement:

You expressly acknowledge and agree that the restrictions contained in this Agreement (exclusivity, non-disclosure, non-competition and non-solicitation) are reasonably tailored to protect the Company's Confidential Information and its business and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this Agreement shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

Acceptance:

This offer is effective immediately and may be accepted by your signing and dating a copy of this document and returning it to me on or before close of business on April 5, 2016. If accepted and executed, this offer shall be deemed to be a binding definitive agreement in full force and effect. If not so accepted by that time, this offer will be deemed withdrawn and will be no further in force or effect. Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter. Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforceable and your election to continue in the Company's employ after such confirmation will be deemed to be your agreement to such modifications. You will also be asked to bring to your first day of work personal identification documents in order to complete your employment eligibility paperwork as required by Federal law. Furthermore, in the Company’s discretion, the effectiveness of this employment offer is contingent upon successfully passing the pre-employment background screening.

Governing Law:

Your principal work location will be in New York with travel as required to perform the duties of your job. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

Wilhelmina International, Inc.

Successors:

This Agreement is personal to you and shall not be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliated companies, successors and assigns.

Severability:

If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had never comprised a part of this Agreement.

Wilhelmina International, Inc.

Construction:

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statue, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail , but in such event the affected provision of this agreement shall be curtailed and limited only to the extent necessary to bring the provision within the requirements of the law.

We appreciate your interest in this opportunity at the Company and we look forward to a mutually rewarding relationship.

Agreed and Accepted:

Employer:

Wilhelmina International, Inc.

/s/ MARK SCHWARZ	4-4-16
Mark Schwarz	Date
Executive Chairman

Employee:

/s/ JAMES MCCARTHY	April 4, 2016
James McCarthy	Date